Exhibit 99.1

BRT REALTY TRUST
60 Cutter Mill Road, Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTRealty.com

BRT REALTY TRUST RESTRUCTURES $55,000,000
OF TRUST PREFERRED SECURITIES

Great Neck, New York – May 26, 2009 – BRT Realty Trust (NYSE:BRT) today announced that it has restructured its outstanding issues of trust preferred securities aggregating $55,000,000.  BRT has exchanged its $55,000,000 of outstanding trust preferred securities for $58,300,000 of newly issued subordinated notes, representing 106% of the original face amount of the outstanding trust preferred securities.  The new notes bear a fixed interest rate of 3.5% per annum for the period commencing May 1, 2009 and ending July 31, 2012 (the “Modification Period”).  Subsequent to July 31, 2012, the interest rate will revert back to the original blended interest rate of 8.37% in effect prior to the exchange and commencing April 30, 2016 the blended interest rate will be a floating rate of 2.95% above LIBOR.  During the Modification Period, BRT is to pay interest annually in advance.  In connection with the exchange transaction, BRT was required to pay or reimburse the holders of the trust preferred securities and their agents and representatives for all costs incurred in connection with the issuance of the replacement securities, including, among other costs, (a) outside legal counsel fees (b) financial advisory and/or due diligence fees and (c) transaction fees.

The terms of the new subordinated notes provide that during the Modification Period, and as long as BRT remains a real estate investment trust, BRT will be permitted to make distributions to its shareholders provided that (i) during tax years 2008 and 2009 such distributions are paid in the form of BRT’s common shares to the maximum extent permissible under existing Internal Revenue Service regulations with the balance payable in cash and (ii) thereafter to satisfy REIT requirements or pay capital gains, if any, provided such distributions are paid in the form of BRT’s common shares to the maximum extent permissible under the IRS regulations in effect at the time of such distributions, with the balance payable in cash.  BRT is currently evaluating the effect of this transaction on its financial statements.

The new notes will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or any applicable exemption from registration requirements.

BRT REALTY TRUST is a mortgage-oriented real estate investment trust.

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the value of the collateral securing loans, potential property sales, property management, foreclosure activities and dividend payments.  BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof.  Forward looking statements, including, with respect to a non-performing loans, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements.  Investors are cautioned not to place undue reliance on any forward-looking statements.

Contact: Simeon Brinberg – (516) 466-3100